EXHIBIT 99.1
News Release
Bobby L. Siller Named to WMS Industries' Board of Directors
WAUKEGAN, Ill.--(BUSINESS WIRE)--Jan. 7, 2008--WMS Industries Inc. (NYSE:WMS) today announced that Bobby L. Siller has been named to serve on WMS' Board of Directors, its Gaming Compliance Committee and its Nominating and Corporate Governance Committee, effective immediately. His election increases the Board to ten members, nine of whom (including Mr. Siller) meet the independence requirement of the New York Stock Exchange.

Mr. Siller, 63, served on the Nevada State Gaming Control Board for eight years from January 1999 until December 31, 2006, and recently completed his required separation time from government office. Prior to his appointment to the Nevada State Gaming Control Board, he served for 25 years with the Federal Bureau of Investigation (FBI). At the FBI, he was Special Agent-in-Charge of the Las Vegas Division for three years, as well as at bureau offices in Dayton, Ohio and Dallas, Texas, and as an administrator with the FBI Academy in Quantico, Virginia. A native of Chicago, Illinois, and an Air Force veteran, Mr. Siller holds a Management Degree from DePaul University and is a graduate of the Senior Managers in Government Program, Harvard University, John F. Kennedy School of Government.

Siller was named "Gaming Regulator of the Year" in 2003 by the International Masters of Gaming Law. In April 2005, he was designated an Honorary Alumnus of the William S. Boyd School of Law (at the University of Nevada, Las Vegas) and later received the University of Nevada, Las Vegas' President's Medal in May 2005 for exceptional service and contribution to UNLV and the State of Nevada. While with the FBI, he was awarded the rank of Meritorious Executive in the Senior Executive Service by President Bill Clinton.

"Bobby brings extensive knowledge of the gaming industry and is distinguished for his integrity and value-based leadership," said Louis J. Nicastro, Chairman of the Board of WMS. "We are extremely delighted that Bobby is serving on our Board, our Gaming Compliance Committee and our Nominating and Corporate Governance Committee. We look forward to the benefit of his leadership, knowledge, insight and core values to support our continued growth in the global gaming industry and our quest to be recognized as one of America's most respected companies."

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing video and reel-spinning gaming machines, video lottery terminals, and through its gaming operations business, which consists of the placement of leased participation gaming machines in legal gaming venues. More information on WMS can be found at www.wms.com.

CONTACT: WMS Industries Inc.
William Pfund
Vice President, Investor Relations
847-785-3167
bpfund@wms.com
or
Jaffoni & Collins Incorporated
Joseph Jaffoni or Richard Land
212-835-8500
wms@jcir.com
SOURCE: WMS Industries Inc.